EXHIBIT 3
              AMENDMENT TO RESTATED ARTICLES OF INCORPORATION


     FOURTH: The aggregate number of shares which the corporation has authority to issue is Forty-four Million (44,000,000) shares divided into:

     a) Forty Million (40,000,000) Class A common shares with a par value of $1.00 per share; and b) Four Million (4,000,000) Class B common shares with a par value of $1.00 per share.

     Holders of Class A common shares voting separately and as a class shall have the right to elect one-third (1/3) of the number of directors from time to time fixed by the shareholders; provided, however, that if the total number of directors is not evenly divisible by three (3), then the holders of Class A common shares shall have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three (3). Holders of Class B shares voting separately and as a class shall have the right to elect the remaining directors.

     Holders of Class A common shares and Class B common shares shall vote together as a single class:

     a) For the reservation of shares of the corporation for options granted or to be granted to officers, directors or employees of the corporation; and

     b) With respect to the acquisition of assets or shares of any other company, if:

          (1) An officer, director or holder of ten percent (10%) or more of either Class A common shares or Class B common shares has an interest directly or indirectly in the company or the assets to be acquired, or in the consideration to be paid in the transaction;

          (2) The transaction involves the issuance of Class A common shares or Class B common shares or securities convertible into either, or any combination thereof, and if the aggregate number of common shares so to be issued together with the common shares which could be issued upon conversion of such securities approximates, in the reasonable judgment of the Board of Directors, nineteen and one-half percent (19.5%) or more of the aggregate number of Class A common shares and Class B common shares outstanding immediately prior to such transaction; or

          (3) The transaction involves the issuance of any Class A common shares or Class B common shares and any additional consideration, and if the value of the aggregate consideration furnished by the corporation has in the reasonable judgment of the Board of Directors a combined fair value of nineteen and one-half percent (19.5%) or more of the aggregate market value of all Class A common shares and Class B common shares outstanding immediately prior to such transaction;

provided, that if the consummation of any transaction referred to above would, with respect to either the Class A common shares or the Class B common shares, result in any one or more of the following:

          (1) Increase or decrease the aggregate number of authorized shares of such class;

          (2) Increase or decrease the par value of the shares of such class;

          (3) Effect an exchange, reclassification or cancellation of all or part of the shares of such class;

          (4) Effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of such class;

          (5) Change the designations, preferences, limitations or relative rights of the shares of such class;

          (6) Change the shares of such class into the same or a different number of shares, either with or without par value, of the same class or another class or classes;

          (7) Create a new class of shares having rights and preferences prior and superior to the shares of such class, or increase the rights and preferences or the number of authorized shares of any class having rights and preferences prior or superior to the shares of such class;

          (8) Limit or deny any existing preemptive rights of the shares of such class; or

          (9) Cancel or otherwise affect dividends on the shares of such class which have accrued but have not been declared;

then notwithstanding the foregoing provisions the holders of Class A common shares and Class B common shares shall vote thereon as separate classes and not as a single class.

     Except as provided herein or otherwise required by law, all voting power shall be vested in the holders of Class B common shares so long as any Class B common shares are issued and outstanding.

     Class B common shares shall be convertible at any time at the option of the holder into an equal number of Class A common shares; provided, however, that if by reason of conversion, redemption or otherwise the number of Class B common shares issued and outstanding shall at any time be less than One Hundred Eighty Thousand Five Hundred (180,500) (adjusted proportionately upward or downward to reflect any stock split, stock dividend or recapitalization on or after April 26, 1973 which shall increase or decrease the number of Class B common shares issued and outstanding), all remaining Class B common shares then issued and outstanding shall forthwith be deemed to be converted to Class A common shares, and upon the issuance of new certificates evidencing such Class A common shares, such Class B common shares shall be null and void, the certificates evidencing such Class B common shares shall forthwith be deemed to be cancelled, and the Board of Directors shall be authorized to eliminate such Class B common shares from the authorized number of shares of the corporation and to restate these Articles without reference to such Class B common shares in the manner provided by law.

     Except as otherwise provided herein, Class A common shares and Class B common shares shall have identical powers, preferences, rights, qualifications, limitations and restrictions, including but without limiting the foregoing, rights to dividends, including stock dividends, and rights in liquidation; provided, however, that stock dividends declared with respect to common shares of either class of stock shall be distributable only in common shares of the same class.